Exhibit 8.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

December 17, 2003

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Cypress Bankshares, Inc.

21 Cypress Point Parkway

Palm Coast, Florida 32164

Re:	Agreement and Plan of Merger dated as of October 14, 2003, (the ”Agreement”) between Cypress Bankshares, Inc. (“Cypress Bankshares”) and Alabama National BanCorporation (“Alabama National”), which provides for the merger of Cypress Bankshares with and into Alabama National (the “Merger”)

Gentlemen:

This letter is in response to your request pursuant to Section 9.1(e) of the Agreement that we provide you with our opinion with respect to certain of the federal income tax consequences of the consummation of the transactions set forth in the Agreement. In rendering this opinion, we have relied upon the facts presented to us in (i) the Agreement and (ii) the Proxy Statement-Prospectus filed with the Securities and Exchange Commission as part of Alabama National’s Registration Statement on Form S-4, including the exhibits thereto (the “Proxy Statement-Prospectus”). Additionally, we have relied upon the representations of management of Cypress Bankshares and representations of management of Alabama National set forth in certificates of officers of those entities (which representations we have neither investigated nor verified), copies of which are attached hereto as Exhibit A and Exhibit B, respectively (collectively, the “Certificates”) (collectively, the Agreement, Proxy Statement-Prospectus and Certificates referred to as the “Reviewed Documents”). We have assumed that the representations contained in the Certificates are accurate and complete and will be accurate and complete as of the Effective Time of the Merger and that all such representations made to the knowledge of any person or entity or with similar qualifications are and will be true and correct as if made without such qualifications. Capitalized terms used and not defined herein have the meaning given to them in the Agreement.

We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable corporate and other laws of the States of Florida and Delaware; and (iii) the Merger will be reported by Alabama National and Cypress Bankshares on their respective federal income tax returns in a manner consistent with the opinion set forth below.

In our examination of the Reviewed Documents, we have assumed, with your consent, that all documents submitted to us as photocopies (including without limitation the Agreement) reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

PROPOSED TRANSACTION

Based solely upon our review of the Reviewed Documents, we understand that the proposed transaction will occur as follows:

Alabama National is a Delaware corporation based in Birmingham, Alabama, and currently is a holding company for several corporations engaged in the business of providing banking and other financial institution services to its customers.

Cypress Bankshares is a Florida corporation based in Palm Coast, Florida, that is the parent company of Cypress Bank, a Florida banking corporation engaged in the business of providing banking and other financial institution services to its customers (“Cypress Bank”).

The purpose of the Merger is to enable Alabama National to acquire the assets and business of Cypress Bankshares through the merger of Cypress Bankshares into Alabama National. After the Merger, Cypress Bank’s operations and business will be continued by Alabama National. Cypress Bankshares and Alabama National have represented in the S-4 filing related to the Merger that each has a significant business purpose for the Merger. Under the Agreement, Cypress Bankshares will merge with and into Alabama National. Immediately upon the Effective Time, Cypress Bankshares’ corporate existence will cease, and Alabama National will be the surviving corporation. As the surviving corporation, Alabama National will succeed to all of the assets and liabilities of Cypress Bankshares. Cypress Bank will continue its operations as a subsidiary of Alabama National.

By virtue of the Merger, each share of Cypress Bankshares Common Stock issued and outstanding prior to the Effective Time, and held by shareholders other than Alabama National, will be exchanged for consideration consisting of Alabama National Common Stock or cash, depending on the elections of the holders of Cypress Bankshares Common Stock and Alabama National. More specifically, each holder of issued and outstanding shares of Cypress Bankshares Common Stock shall, as of the Effective Time, have the right to receive, for each of such holder’s issued and outstanding shares of Cypress Bankshares Common Stock, 0.6412 shares of Alabama National Common Stock (as potentially adjusted pursuant to Section 3.1(b)(2) of the Agreement). Holders of Cypress Bankshares Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving Alabama National Common Stock in the Merger. Holders who are to receive cash in lieu of exchanging their shares of Cypress Bankshares Common Stock for Alabama National Common Stock are to receive an amount in cash equal to the product of (i) the Average Quoted Price multiplied by (ii) the Exchange Ratio for each share of Cypress Bankshares Common Stock that is so converted. Notwithstanding the preceding sentence, the maximum amount of cash consideration that may be paid in connection with the Merger (the “Maximum Cash Amount”) shall not exceed 10% of the aggregate merger consideration, unless otherwise determined by Alabama National in its sole discretion. Alabama National will not issue fractional shares, and holders of Cypress Bankshares Common Stock will receive cash for their fractional shares.

LEGAL ANALYSIS

Section 368(a)(1)(A) of the Code provides that a “Type A” reorganization includes a statutory merger or consolidation effected pursuant to the applicable corporation laws of the United States or a state or territory of the United States.

Section 1.368-1(b) and 1.368-2(g) of the Income Tax Regulations (the “Regulations”) provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

(i) “continuity of interest” must be present,

(ii) “continuity of business enterprise” must exist, and

(iii) the transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.

In general, the continuity of interest test requires that the owners of the acquired entity receive and retain a meaningful equity interest in the surviving entity. The Internal Revenue Service (the “Service”) has issued Treas. Reg. § 1.368-1(e) providing rules for satisfying the continuity of interest requirement. This regulation provides that this requirement is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Generally, continuity of interest does not exist to the extent that

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the acquiring corporation acquires target stock for consideration other than stock of the acquiring corporation, or if, in connection with the plan of reorganization, the acquiring company’s stock is redeemed (or purchased by a related party). In addition, continuity of interest is not preserved to the extent that, prior to and in connection with the plan of reorganization, the target corporation (or a related party) redeems or acquires target stock with consideration other than stock of the target or makes an extraordinary distribution with respect to the target stock. Sales by the target shareholders of stock of the acquiror received in the transaction to unrelated third parties occurring before or after a reorganization are disregarded.

For advance ruling purposes, the Service has held that it will regard this test to have been satisfied if stockholders of the acquired entity will exchange at least 50%, by value, of the total outstanding stock of the acquired entity for stock of the acquiring entity. Rev. Proc. 86-42, 1986-2 C.B. 722, and Rev. Proc. 77-37, 1977-2 C.B. 568. Cypress Bankshares Common Stock acquired by Alabama National from historic holders of Cypress Bankshares Common Stock for cash in prior transactions in connection with the Merger is included in this calculation. Treas. Reg. § 1.368-1(e)(6) Ex. 4(ii).

OPINION

Based upon and subject to the foregoing and assuming that the Merger will take place as described in the Agreement and that the representations made by Alabama National and Cypress Bankshares in the Certificates are true and correct both as of the date hereof and as of the Effective Time:

(i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii) No gain or loss will be recognized by Alabama National or Cypress Bankshares in connection with the Merger (except for income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code);

(iii) The exchange of Cypress Bankshares Common Stock for Alabama National Common Stock will not give rise to gain or loss to such holders of Cypress Bankshares Common Stock in the exchange (except to the extent of any cash or other property received).

(iv) No gain or loss will be recognized by Cypress Bankshares on the distribution of Alabama National Common Stock to holders of Cypress Bankshares Common Stock.

(v) If a holder of Cypress Bankshares Common Stock receives both cash and Alabama National Common Stock (other than cash received for fractional shares) in exchange for shares of Cypress Bankshares Common Stock, then the gain, if any, realized by the holder of Cypress Bankshares Common Stock on receipt of the Alabama National Common Stock will be recognized, but not in an amount in excess of the cash received (other than fractional share payments). No loss will be recognized.

(vi) The aggregate basis of Alabama National Common Stock (including fractional shares to which holders of Cypress Bankshares Common Stock may be entitled) received by a holder of Cypress Bankshares Common Stock in exchange for such Cypress Bankshares Common Stock will be the same as the aggregate basis of the Cypress Bankshares Common Stock that was exchanged therefor, decreased by the amount of cash received (other than cash received in lieu of fractional shares), and increased by any gain recognized on the exchange.

(vii) Cash received by a holder of Cypress Bankshares Common Stock who dissents to the Merger or elects to receive cash and receives only cash will be treated as a distribution in redemption of the Cypress Bankshares Common Stock held by such shareholder, subject to the deemed dividend provisions of Section 302. If the distribution is not recharacterized as a dividend pursuant to Section 302, a shareholder will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the Cypress Bankshares Common Stock surrendered. Such gain or loss will be capital in nature if the Cypress Bankshares Common Stock was held by the shareholder as a capital asset pursuant to Section 1221.

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(viii) The holding period of Alabama National Common Stock received by a holder of Cypress Bankshares Common Stock will include the period during which the Cypress Bankshares Common Stock surrendered in the Merger was held by the holder of Cypress Bankshares Common Stock, provided that the Cypress Bankshares Common Stock surrendered was a capital asset (as defined in section 1221) in the hands of the shareholder on the date of the Merger.

(ix) To the extent that a holder of Cypress Bankshares Common Stock receives cash instead of a fractional share of Alabama National Common Stock, such cash will be treated as if the fractional share were distributed as part of the Merger and then redeemed for cash by Alabama National. These cash payments will be treated as having been received in exchange for the redeemed fractional share interests under Section 302(a). Such shareholders will be required to recognize gain or loss, measured by the difference between the cash received and the portion of the tax basis of the shareholder’s Alabama National Common Stock allocable to the fractional share.

This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to federal income tax. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Service in issuing private letter rulings, which are not binding on the Service except with respect to the taxpayer receiving such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold differently from the Service (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. We undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out therein, which we have assumed and you have confirmed to be true on the date hereof and will be true as of the Effective Time. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Further, no opinion is expressed with respect to the United States federal income tax consequences to holders of Cypress Bankshares Common Stock subject to special treatment under United States federal income tax law, such as holders of Cypress Bankshares Common Stock, if any, who hold Cypress Bankshares Common Stock other than as a capital asset, who receive Cypress Bankshares Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold Cypress Bankshares Common Stock as part of a “hedge” “straddle,” “constructive sale” or “conversion transaction,” or who are insurance companies, securities dealers, financial institutions or foreign persons. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.

We consent to the use of this opinion as an exhibit to the Registration Statement filed by Alabama National relating to the proposed Merger and to the reference to us under the headings “APPROVAL OF THE MERGER AGREEMENT—Federal Income Tax Consequences” and “LEGAL MATTERS” in the Proxy Statement- Prospectus included in the Registration Statement. This opinion is being provided solely for the use of Alabama National and Cypress Bankshares. No other person or party shall be entitled to rely on this opinion.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.

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EXHIBIT A

[Cypress Bankshares, Inc. Letterhead]

December     , 2003

Maynard, Cooper & Gale, P.C.

1901 6th Avenue North

Suite 2400

Birmingham, Alabama 35203-4604

Ladies and Gentlemen:

In connection with the proposed merger of Cypress Bankshares, Inc. (“Cypress Bankshares”) with and into Alabama National BanCorporation (“Alabama National”), pursuant to the terms of that certain Agreement and Plan of Merger dated October 14, 2003 the (“Merger Agreement”) by and between Alabama National and Cypress Bankshares, as described in more detail in the Merger Agreement, you have been asked to render certain opinions at the request of Alabama National and Cypress Bankshares pursuant to Section 9.1(e) of the Merger Agreement with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the opinions which you have been asked to render, you are entitled to rely upon the descriptions of the transactions in the Merger Agreement as being complete and accurate descriptions of all the transactions to be undertaken pursuant to the Merger Agreement.

In connection with the opinions that you have been asked to render, and recognizing that you will rely on this letter in rendering said opinions, the undersigned, a duly authorized officer of Cypress Bankshares and acting in such capacity, hereby certifies that, to the best knowledge of the management of Cypress Bankshares after due inquiry, the following statements are true, accurate and complete in all material respects as of the date hereof. Insofar as such certification pertains to any person or entity (including Alabama National and any of its subsidiaries) other than Cypress Bankshares and any of its subsidiaries, such certification is only as to the knowledge of the undersigned without specific inquiry. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

1. The fair market value of the assets of Cypress Bankshares to be transferred to Alabama National under the Merger Agreement will equal or exceed the sum of liabilities to be assumed by Alabama National, plus the amount of liabilities, if any, to which the transferred assets are subject.

2. The ratio used for the exchange of shares of Cypress Bankshares Common Stock for Alabama National Common Stock was negotiated through arms’-length bargaining. The fair market value of the consideration under the Agreement (whether in the form of Alabama National Common Stock or Per Share Cash Consideration or a combination of cash and Alabama National Common Stock) will be approximately equal to the fair market value of the Cypress Bankshares Common Stock surrendered in exchange therefor.

3. The liabilities of Cypress Bankshares to be assumed by Alabama National and the liabilities to which transferred assets of Cypress Bankshares are subject were incurred by Cypress Bankshares in the ordinary course of its business.

4. Immediately prior to the Effective Time of the Merger, the value of the Continuing Proprietary Interest (as defined below) will be at least 50% of the value of the Existing Proprietary Interest (as defined below) of Cypress Bankshares. For purposes of this representation:

(a)

The Continuing Proprietary Interest means all of the shares of outstanding Cypress Bankshares Common Stock immediately prior to the Effective Time of the Merger, other than shares of Cypress Bankshares Common Stock either: (i) to be exchanged in the Merger for consideration other than Alabama National Common Stock (including Cypress Bankshares Common Stock surrendered or exchanged for cash or other property by dissenters); (ii) to be acquired in connection with the Merger (other than solely in exchange for the Alabama National Common Stock) by Alabama National or by a person related to Alabama National (within the meaning of § 1.368-1(e)(3) of the Treasury Regulations); (iii) to be exchanged in the Merger for Alabama National Common Stock that, pursuant to a plan or intention existing as of the Effective Time, is either redeemed by Alabama National or acquired (other than solely in exchange for Alabama National Common Stock) by a person related to Alabama National (within the meaning of § 1.368-1(e)(3) of the Treasury Regulations); or (iv) acquired prior to the Effective Time and in connection with the Merger by persons related to Cypress Bankshares (within the meaning of § 1.368-1(e)(3)(i)(B) of the Treasury Regulations), other than solely in exchange for Alabama National Common Stock or Cypress Bankshares Common Stock;

(b)	The Existing Proprietary Interest means: (i) all of the shares of outstanding Cypress Bankshares Common Stock immediately prior to the Effective Time of the Merger (including shares acquired prior to the Effective Time and in connection with the Merger by persons related to Cypress Bankshares); (ii) shares of Cypress Bankshares Common Stock redeemed prior to the Effective Time and in connection with the Merger; and (iii) the amount of any extraordinary distributions made by Cypress Bankshares with respect to its stock prior to the Effective Time and in connection with the Merger. For purposes of this representation, extraordinary distributions will not include periodic dividends that are consistent with Cypress Bankshares’ historic dividend practice;

(c)	An acquisition of Alabama National Common Stock or of Cypress Bankshares Common Stock by a person acting as an intermediary for Alabama National, Cypress Bankshares or a person related to Alabama National or Cypress Bankshares (within the meaning of §1.368-1(e)(3) of the Treasury Regulations) will be treated as made by Alabama National, Cypress Bankshares or the related person, respectively; and

(d)	Any reference to Alabama National or Cypress Bankshares includes a reference to any successor or predecessor of such corporation to the extent provided in § 1.368-1(e)(5) of the Treasury Regulations.

5. Cypress Bankshares has not granted any “deep-in-the-money” options or similar rights to purchase any share of Cypress Bankshares Common Stock.

6. Cypress Bankshares does not hold any indebtedness owed by Alabama National or any subsidiary of Alabama National that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with the Merger.

7. Subject to the provisions of Section 8.7, Cypress Bankshares and holders of Cypress Bankshares Common Stock will pay their respective expenses, if any, incurred in connection with the Merger.

8. The shares of Cypress Bankshares Common Stock to which options to purchase said shares, if any, are subject are not held by optionholders proportionately in relation to their shares of underlying Cypress Bankshares Common Stock (determined in each case by comparing (i) the quotient calculated by dividing the number of shares of Cypress Bankshares Common Stock subject to a particular option held by an optionholder by the overall number of shares of Cypress Bankshares Common Stock subject to all options to (ii) the quotient calculated by dividing the number of shares of Cypress Bankshares Common Stock owned by the optionholder by the total number of shares of Cypress Bankshares Common Stock issued and outstanding).

9. No shareholder-employee of Cypress Bankshares will receive any consideration for the Cypress Bankshares Common Stock owned by such shareholder-employee in the form of compensation for services rendered or to be rendered and all compensation to such shareholder-employee for services rendered or to be rendered will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

10. Cypress Bankshares is not under the jurisdiction of a court in a Title 11 or similar case.

11. Cypress Bankshares is not a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of the total assets (excluding cash, cash items, receivables and U.S. government securities) of which are stock or securities and 80% or more of the value of the total assets of which are assets held for investment. For purposes of the 50% and 80% determinations under the preceding sentence, stock and securities owned in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary’s underlying assets. A corporation is considered a subsidiary for purposes of this paragraph if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of shares of all classes of stock outstanding.

This letter is being furnished to you solely for your benefit and for use in rendering your opinions, and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than inclusion or use in your opinions) without the express written consent of Cypress Bankshares.

Sincerely,

CYPRESS BANKSHARES, INC.

By:
Name:
Title:

EXHIBIT B

STATEMENT OF FACTS AND REPRESENTATIONS

This Statement of Facts and Representations is made as of December     , 2003 on behalf of Alabama National BanCorporation (“Alabama National”) to Maynard, Cooper & Gale, P.C., and is intended to be relied upon in the issuance of an opinion as to certain federal income tax consequences arising from consummation of the transactions described in the Agreement and Plan of Merger dated October 14, 2003 (the “Agreement”), by and between Cypress Bankshares, Inc. (“Cypress Bankshares”) and Alabama National. Capitalized terms not otherwise used and defined herein shall have the meaning assigned to them in the opinion of Maynard, Cooper & Gale, P.C. dated December     , 2003, to Alabama National and Cypress Bankshares or in the Agreement, as the case may be.

1. The ratio used for the exchange of shares of Cypress Bankshares Common Stock for Alabama National Common Stock was negotiated through arms’-length bargaining. The fair market value of the consideration under the Agreement (whether in the form of Alabama National Common Stock or Per Share Cash Consideration or a combination of cash and Alabama National Common Stock) will be approximately equal to the fair market value of the Cypress Bankshares Common Stock surrendered in exchange therefor.

2. Alabama National is not owed any indebtedness by Cypress Bankshares or any subsidiary of Cypress Bankshares.

3. Alabama National has no plan or intention to sell or otherwise dispose of any of the assets of Cypress Bankshares acquired in the Merger, or to cause the disposition or sale of any of the assets of Cypress Bank, except for dispositions made, or to be made, in the ordinary course of business or for transfers to another corporation controlled by Alabama National. Following the Merger, Alabama National will continue the historic business of Cypress Bankshares and Cypress Bank and use a significant portion of Cypress Bankshares’ and Cypress Bank assets in such business, including the operation of the banking business of Cypress Bank.

4. Alabama National has no plan or intention to acquire any Alabama National Common Stock issued or exchanged in connection with the Merger.

5. None of Alabama National, its subsidiaries (other than in a fiduciary capacity), directors and/or executive officers owns any share of stock in Cypress Bankshares as of the date hereof.

6. The maximum amount of cash consideration to be paid by Alabama National for the Cypress Bankshares Common Stock in the Merger, including amounts paid to dissenters, will not exceed 50% of the total consideration to be paid under the Merger Agreement.

7. Alabama National will pay its expenses incurred in connection with the Merger.

8. Alabama National is not under the jurisdiction of a court in a Title 11 or similar case.

9. Alabama National is not a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of the total assets (excluding cash, cash items, receivables and U.S. government securities) of which are stock or securities and 80% or more of the value of the total assets of which are assets held for investment. For purposes of the 50% and 80% determinations under the preceding sentence, stock and securities owned in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary’s underlying assets. A corporation is considered a subsidiary for purposes of this paragraph if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of shares of all classes of stock outstanding.

ALABAMA NATIONAL BANCORPORATION

By:
Its:

B-1